Year Ended August 31, 2004

John Hancock Tax-Free Bond Trust

John Hancock Tax-Free Bond Fund

Series 1
NAV per share - Class C         $10.22

Dividend from net investment income
       per share - Class C          0.4196

 John Hancock High Yield Municipal Bond Fund

Series 2
NAV per share - Class C        $8.27

Dividend from net investment income
        per share -  Class C        0.4011